January 16, 1997


Heuristic Development Group, Inc.
17575 Pacific Coast Highway
Pacific Palisades, CA  90272

Gentlemen:

     We have acted as counsel to Heuristic Development Group, Inc. (the "Company") in connection with its filing of a registration statement on Form SB-2 File No. 333-17635 (the "Registration Statement") covering (i) 1,380,000 Units, including 180,000 Units subject to an over-allotment option, each Unit consisting of one share of Common Stock, $.01 par value (the "Common Stock"), one redeemable Class A Warrant (the "Class A Warrants") and one redeemable Class B Warrant (the "Class B Warrants"), with each Class A Warrant entitling the holder to purchase one share of Common Stock and one Class B Warrant and each Class B Warrant entitling the holder to purchase one share of Common Stock, (ii) an option (the "Unit Purchase Option") to the underwriter and a finder to purchase an aggregate of 120,000 additional Units, and (iii) 500,000 Class A Warrants held by certain selling securityholders all as more particularly described in the Registration Statement.

     In our capacity as counsel to the Company, we have examined the Company's Certificate of Incorporation, as amended and By-laws, as amended to date, and the minutes and other corporate proceedings of the Company.

     With respect to factual matters, we have relied upon statements and certificates of officers of the Company. We have also reviewed such other matters of law and examined and relied upon such other documents, records and certificates as we have deemed relevant hereto. In all such examinations we have assumed conformity with the original documents of all documents submitted to us as originals and the genuineness of all signatures on all documents submitted to us.

     On the basis of the foregoing, we are of the opinion that:



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Heuristic Development Group, Inc.
January    , 1997
Page 2

          (i) the shares of Common Stock included in the Units covered by the Registration Statement have been validly authorized and will, when sold as contemplated by the Registration Statement, be legally issued, fully paid and non-assessable;

          (ii) the Class A Warrants and Class B Warrants included in the Units and the Class A Warrants held by the selling securityholders covered by the Registration Statement, the Class B Warrants issuable upon exercise of such Class A Warrants, the Class A Warrants and Class B Warrants issuable upon exercise of the Unit Purchase Option and the Class B Warrants issuable upon exercise of such Class A Warrants will, when sold as contemplated by the Registration Statement, constitute legal, valid and binding obligations of the Company; and

          (iii) the shares of Common Stock issuable upon exercise of the foregoing Class A Warrants and Class B Warrants and the Unit Purchase Option will, upon issuance and payment in accordance with the terms of the Class A Warrants, Class B Warrants and Unit Purchase Option, be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference made to us under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement.

                                                 Very truly yours,



                                                 BACHNER, TALLY, POLEVOY
                                                      & MISHER LLP

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